SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No.     )

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EQ ADVISORS TRUST

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AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED FEBRUARY 9, 2018

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about a new investment sub-adviser for the 1290 VT Equity Income Portfolio (“Portfolio”), a series of EQ Advisors Trust (“Trust”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144 or by visiting the Trust’s website at www.axa-equitablefunds.com.

AXA Equitable Funds Management Group, LLC (“FMG LLC” or “Adviser”) serves as the Investment Adviser and Administrator of the Trust and is located at 1290 Avenue of the Americas, New York, New York 10104. AXA Distributors, LLC serves as the Distributor for the Trust’s shares and is located at 1290 Avenue of the Americas, New York, New York 10104. FMG LLC, in its capacity as the Investment Adviser of the Trust, has received from the Securities and Exchange Commission (“SEC”) an exemptive order to permit FMG LLC, subject to approval of the Trust’s Board of Trustees (“Board”), to hire, terminate and replace investment sub-advisers for the Trust (“Sub-Advisers”) and to amend the sub-advisory agreements between FMG LLC and the Sub-Advisers without obtaining shareholder approval, subject to certain conditions. These conditions require, among other things, that shareholders be notified of the appointment of a new Sub-Adviser within 90 days of the effective date of the Sub-Adviser’s appointment. This Information Statement provides such notice of the appointment of a New Sub-Adviser (defined below) and the approval of a new Agreement (defined below).

At a regular meeting of the Board held on December 12-13, 2017, the Board, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust, FMG LLC, the Sub-Adviser or the Distributor (“Independent Trustees”), considered and unanimously approved FMG LLC’s proposal to (1) terminate the Investment Sub-Advisory Agreement between FMG LLC and Boston Advisors, LLC (“Boston Advisors”), dated May 1, 2011 and most recently approved by the Board at a regular meeting held on July 18-20, 2017, with respect to the Portfolio; and (2) approve a new Investment Sub-Advisory Agreement between FMG LLC and Barrow, Hanley, Mewhinney & Strauss, LLC (“BHMS” or “New Sub-Adviser”) with respect to the Portfolio. The Adviser’s proposal was based on certain factors, including, but not limited to, its strategic outlook and its assessment of the long-term investment performance of the Portfolio. Based on a review of operational risk controls, comparative performance information and other factors, FMG LLC recommended, and the Board approved, the termination of the Investment Sub-Advisory Agreement between FMG LLC and Boston Advisors.

Factors Considered by the Board

In reaching its decision to approve the Investment Sub-Advisory Agreement (“Agreement”) between FMG LLC and BHMS, the Board considered the overall fairness of the Agreement and whether the Agreement was in the best interests of the Portfolio and its investors. The Board further considered all factors it deemed relevant with respect to the Portfolio and Agreement, including: (1) the nature, quality and extent of the overall services to be provided to the Portfolio by the New Sub-Adviser; (2) comparative performance information; (3) the level of the proposed sub-advisory fee; (4) economies of scale that may be realized by the Portfolio; and (5) “fall-out” benefits that may accrue to the New Sub-Adviser and its affiliates (i.e., indirect benefits that the New Sub-Adviser would not receive but for the existence of the Portfolio). In considering the Agreement, the Board did not identify any single factor or information as all-important or controlling and each Trustee may have attributed different weight to each factor.

In connection with its deliberations, the Board took into account information prepared by the Adviser and the New Sub-Adviser, including memoranda and other materials addressing the factors set out above, which were provided to the Trustees prior to the meeting. The information provided to the Trustees described, among other things, the services to be provided by the New Sub-Adviser, as well as the New Sub-Adviser’s investment personnel, proposed sub-advisory fee, performance information, and other matters. The Board also took into account information provided to the Trustees at prior Board meetings. The Board also noted FMG LLC’s familiarity with BHMS, as BHMS currently sub-advises another, separate equity mandate for a private investment trust for which FMG LLC serves as investment manager. During the relevant meeting, the Trustees met with senior representatives of the Adviser to discuss the Agreement and the information provided. The Independent Trustees met in executive session during the meeting to review the information provided. The Independent Trustees were assisted by independent counsel prior to and during the meeting and during their deliberations regarding the Agreement and also received from counsel materials addressing, among other things, the legal standards applicable to their consideration of the Agreement. In approving the Agreement, each Trustee, including the Independent Trustees, on the basis of their business judgment after review of all information, determined that the proposed sub-advisory fee was fair and reasonable and that the approval of the Agreement was in the best interests of the Portfolio and its investors. Although the Board gave attention to all information provided, the following discusses some of the primary factors that the Board deemed relevant to its decision to approve the Agreement.

The Board evaluated the nature, quality and extent of the overall services to be provided to the Portfolio and its investors by the New Sub-Adviser. In addition to the investment performance information discussed below, the Board considered the New Sub-Adviser’s responsibilities with respect to the Portfolio, and the New Sub-Adviser’s experience in serving as an investment adviser or sub-adviser for funds and/or accounts similar to the Portfolio. The Board considered that the New Sub-Adviser, subject to the oversight of the Adviser, would be responsible for making investment decisions with respect to the Portfolio; placing with brokers or dealers orders for the purchase and sale of investments for the Portfolio; and performing certain related administrative functions. The Board also reviewed information regarding the New Sub-Adviser’s process for selecting investments for the Portfolio, as well as information regarding the qualifications and experience of the New Sub-Adviser’s portfolio managers who would provide services to the Portfolio. The Board also considered information regarding the New Sub-Adviser’s procedures for executing portfolio transactions for the Portfolio and the New Sub-Adviser’s policies and procedures for selecting brokers and dealers and obtaining research from those brokers and dealers. In addition, the Board received information regarding the New Sub-Adviser’s trading experience and how the New Sub-Adviser would seek to achieve “best execution” on behalf of the Portfolio.

The Board also considered the Portfolio’s Chief Compliance Officer’s evaluation of the New Sub-Adviser’s compliance program, policies and procedures, and certification that they were consistent with applicable legal standards. The Board also considered whether there were any pending lawsuits, enforcement proceedings or regulatory investigations involving the New Sub-Adviser and reviewed information regarding the New Sub-Adviser’s financial condition and history of operations and potential conflicts of interest in managing the Portfolio.

The Board also received and reviewed performance data relating to the New Sub-Adviser’s management of other funds and/or accounts with a similar investment strategy as the Portfolio, as compared to an appropriate peer group and benchmark. The Board generally considered long-term performance to be more important than short-term performance. The Board also considered the New Sub-Adviser’s expertise, resources, proposed investment strategy, and personnel for advising the Portfolio.

Based on its review, the Board determined that the nature, quality and extent of the overall services to be provided by the New Sub-Adviser were appropriate for the Portfolio in light of its investment objective and, thus, supported a decision to approve the Agreement.

The Board considered the proposed sub-advisory fee for the New Sub-Adviser in light of the nature, quality and extent of the overall services to be provided by the New Sub-Adviser. In this regard, the Board noted that the sub-advisory fee to be payable to BHMS under the Agreement is expected to be lower than the sub-advisory fee paid to Boston Advisors under the previous Investment Sub-Advisory Agreement. In addition, the Board considered the relative levels of the sub-advisory fee to be paid to the New Sub-Adviser with respect to the Portfolio and the management fee to be retained by the Adviser in light of, among other factors, the services provided to the Portfolio by the Adviser and the New Sub-Adviser. The Board also considered the proposed sub-advisory fee in light of the fees that the New Sub-Adviser charges under other advisory agreements with other clients. The Board noted that the management fee paid by the Portfolio to the Adviser would not change as a result of the approval of the Agreement.

The Board further noted that the Adviser, and not the Portfolio, would pay the New Sub-Adviser and that the proposed sub-advisory fee was negotiated between the New Sub-Adviser and the Adviser. Moreover, the Board noted that the Adviser generally is aware of the fees charged by sub-advisers to other clients and that the Adviser believes that the fee agreed upon with the New Sub-Adviser is reasonable in light of the nature, quality and extent of the investment sub-advisory services to be provided. Based on its review, the Board determined that the proposed sub-advisory fee for the New Sub-Adviser is fair and reasonable.

The Board also considered the estimated impact of the proposed sub-advisory fee on the profitability of the Adviser. In this regard, the Board noted that the appointment of BHMS is expected to have a positive impact on the Adviser’s profitability at the Portfolio’s current asset levels. The Adviser advised the Board that it does not regard Sub-Adviser profitability as meaningful to its evaluation of the Agreement. The Board acknowledged the Adviser’s view of Sub-Adviser profitability, noting the Board’s findings as to the reasonableness of the sub-advisory fee and that the fee to be paid to the New Sub-Adviser is the product of negotiations with the Adviser and reflects levels of profitability acceptable to the Adviser and the New Sub-Adviser based on the particular circumstances in each case for each of them.

The Board also considered whether economies of scale would be realized as the Portfolio grows larger and the extent to which this is reflected in the proposed sub-advisory fee schedule with respect to the Portfolio. While recognizing that any precise determination is inherently subject to assumptions and subjective assessments, the Board noted that the proposed sub-advisory fee rate schedule with respect to the Portfolio includes breakpoints that would reduce the sub-advisory fee rate as Portfolio assets under the New Sub-Adviser’s management increase above certain levels. In this regard, the Board acknowledged that, at some levels, the breakpoints in a sub-advisory fee rate schedule may result in savings to the Adviser and not to investors. The Board also noted that, because BHMS currently sub-advises another, separate equity mandate for a private investment trust for which the Adviser serves as investment manager, the Adviser is eligible for a “preferred” sub-advisory fee rate schedule with respect to the Portfolio that is lower than the “standard” sub-advisory fee rate schedule that would apply if the Adviser were to use only one BHMS equity mandate. The Board considered these factors, and the relationship they bear to the fee structure charged to the Portfolio by the Adviser, and concluded that there would be a reasonable sharing of benefits from any economies of scale with the Portfolio.

The Board also considered possible fall-out benefits and other types of benefits that may accrue to the New Sub-Adviser, including the following. The Board considered that the New Sub-Adviser, through its position as a Sub-Adviser to the Portfolio, may engage in “soft dollar” transactions. The Board also recognized that the New Sub-Adviser and its affiliates may sell, and earn sales commissions and/or other compensation with respect to, insurance products issued by the Adviser’s affiliated insurance companies and that the proceeds of those sales may be invested in the Portfolio. The Board also recognized that the New Sub-Adviser and its affiliates may sell, and earn sales commissions and/or other compensation with respect to, other investment products issued by the Adviser or its affiliates. In addition, the Board noted that the New Sub-Adviser may benefit from greater exposure in the marketplace with respect to the New Sub-Adviser’s investment process and from expanding its level of assets under management, and the New Sub-Adviser may derive benefits from its association with the Adviser. Based on its review, the Board determined that any fall-out benefits and other types of benefits that may accrue to the New Sub-Adviser are fair and reasonable.

BHMS became a New Sub-Adviser to the Portfolio effective on or about January 26, 2018.

Information Regarding the Investment Sub-Advisory Agreement

The terms of the Agreement between FMG LLC and BHMS are substantially similar to the terms of the Investment Sub-Advisory Agreement between FMG LLC and Boston Advisors, except as to the effective date and compensation, and except that the Agreement includes: a more detailed description of FMG LLC’s general responsibilities with respect to the Portfolio, including the responsibilities for which FMG LLC remains responsible in connection with its delegation of responsibilities to the New Sub-Adviser; certain representations by FMG LLC regarding compliance with certain Commodity Futures Trading Commission regulations, as applicable; a more detailed description of FMG LLC’s and the New Sub-Adviser’s confidentiality obligations with respect to information obtained in connection with their respective duties under the Agreement; and certain other non-material changes. Pursuant to the Agreement, the New Sub-Adviser is appointed by FMG LLC to act as investment sub-adviser for the Portfolio and to manage the investment and reinvestment of the portion of the Portfolio that has been allocated to the New Sub-Adviser from time to time, subject to the direction, control and oversight of FMG LLC and the Board. The Agreement will remain in effect for an initial two-year term and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The Agreement can be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to FMG LLC and the New Sub-Adviser, or by FMG LLC or the New Sub-Adviser on sixty days’ written notice to the Trust and the other party. The Agreement also terminates automatically in the event of its “assignment” (as defined in the 1940 Act) or in the event that the Investment Management Agreement between FMG LLC and the Trust is terminated for any other reason. FMG LLC (and not the Portfolio) is responsible for the payment of the sub-advisory fees to the New Sub-Adviser. The appointment of BHMS as the Sub-Adviser to the Portfolio did not result in a change to the investment management fee paid by the Portfolio to FMG LLC.

The Agreement generally provides that the New Sub-Adviser will not be liable for any losses, claims, damages, liabilities or litigation incurred by FMG LLC or the Trust as a result of any error of judgment or mistake of law by the New Sub-Adviser with respect to the Portfolio, except that nothing in the Agreement limits the New Sub-Adviser’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the New Sub-Adviser in the performance of any of its duties or obligations thereunder or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, if such statement or omission was made in reliance upon information furnished by the New Sub-Adviser to FMG LLC or the Trust.

Information Regarding Barrow, Hanley, Mewhinney & Strauss, LLC

The following provides additional information about the New Sub-Adviser. Information with respect to advisory fee(s) paid to the New Sub-Adviser by comparable fund(s) subject to the 1940 Act that it advises is provided in Appendix A to this Information Statement.

BHMS is organized as a Delaware limited liability company. BHMS is an indirect subsidiary of OM Asset Management plc, a NYSE listed company, and OM Asset Management plc is majority owned by Old Mutual plc, an LSE listed company. As of December 31, 2017, BHMS had approximately $91.7 billion in assets under management.

Effective as of January 26, 2018, Ray Nixon, Jr., Lewis Ropp and Brian Quinn, CFA, are jointly and primarily responsible for the securities selection, research and trading for the Portfolio. Ray Nixon, Jr. has been a Portfolio Manager at BHMS since 1994. He holds an MBA from the University of Texas. Lewis Ropp has been a Portfolio Manager at BHMS since 2011 and was an Equity Analyst at BHMS from 2001 to 2011. He holds an MBA from Tulane University. Brian Quinn, CFA, has been a Portfolio Manager at BHMS since 2012 and was an Equity Analyst at BHMS from 2005 to 2012. He holds an MBA from Texas Christian University.

BHMS’s office is located at 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201-2761. BHMS’s principal executive officers and directors include:

Name	Title/Responsibilities
James P. Barrow	President; Founding Director
Ray Nixon, Jr.	Executive Director; Member, Board of Managers
Patricia B. Andrews	CCO/CRO; Managing Director
Aidan J. Riordan	Member, Board of Managers
Cory L. Martin	Executive Director; Member, Board of Managers

The address of each of these individuals is 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201-2761.

For its services to the Portfolio, BHMS receives a sub-advisory fee based on the assets of its allocated portion of the Portfolio as follows: 0.20% of the average daily net assets up to and including $800 million; and 0.15% of the average daily net assets in excess of $800 million. This “preferred” fee schedule is dependent on FMG LLC’s use of more than one equity strategy of the New Sub-Adviser. If, and when, FMG LLC uses only one equity strategy of the New Sub-Adviser, the schedule for the Portfolio would revert to the “standard” fee schedule of: 0.29375% of the average daily net assets up to and including $200 million; 0.20% of the average daily net assets over $200 million up to and including $800 million; and 0.15% of the average daily net assets in excess of $800 million.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each portfolio of the Trust may engage in brokerage transactions with brokers that are affiliates of the Adviser or the Sub-Advisers, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Adviser or the Sub-Advisers. For the fiscal year ended December 31, 2017, the Portfolio did not pay any brokerage commissions to its affiliates.

Control Persons and Principal Holders

AXA Equitable Life Insurance Company (“AXA Equitable”), the parent company of FMG LLC, may be deemed to be a control person with respect to the Trust by virtue of its ownership of a substantial majority of the Trust’s shares as of December 31, 2017. FMG LLC is organized as a Delaware limited liability company and is a wholly owned subsidiary of AXA Equitable. AXA Equitable is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each portfolio of the Trust. As of December 31, 2017, the Trustees and Officers of the Trust owned, or were entitled to provide voting instructions in the aggregate with respect to, less than one percent of the shares of the Portfolio.

The following table sets forth information regarding the shareholders who owned beneficially or of record more than 5% of any class of shares of the Portfolio as of December 31, 2017:

Shareholder	Class	Number of Shares Owned	Percentage of Class
WELLS FARGO BANK IOWA, N.A. AS TRUST FOR THE IBP, INC RETIREMENT PLAN ATTN: THOMAS HOGEN, 666 WALNUT STREET DES MOINES, IA 50309	A	462,842.903	7.22%
BANK OF AMERICA N.A. TRUSTEE FBO PITNEY BOWES INC. ATTN: MS. LISA ANN RISO, VP 1300 MERRILL LYNCH DRIVE MSC 0303 PENNINGTON, NJ 08534	A	402,816.544	6.28%
PHILIP D O’NIEL III DDS., P.C. 1272 INDIAN MOUND TRAIL BLOOMFLD HLS, MI 48301-227	K	95,221.669	11.58%

Shareholder	Class	Number of Shares Owned	Percentage of Class
STEVEN C. LEGEL DDS 3309 DIX HWY LINCOLN PARK, MI 48146-341	K	49,371.624	6.00%
COX & WALKER DENTISTRY, PLLC. 1516 COLEMAN RD STE 205 KNOXVILLE, TN 37909-380	K	64,431.406	7.83%
GEORGE R. COOPER, DDS LLC 2121 E DUPONT ROAD FORT WAYNE, IN 46825-154	K	41,173.214	5.00%

   * The address of the Portfolio is 1290 Avenue of the Americas, New York, New York 10104.

A copy of the Trust’s 2017 Annual Report is enclosed.

Appendix A

The chart below provides information regarding the advisory fee(s) charged by the New Sub-Adviser to comparable fund(s) subject to the 1940 Act that it advises.

Name of Fund	Assets as of December 31, 2017	Advisory Fee Rate (% of average daily net assets)
Transamerica Dividend Focused VP Fund	$971.7 million	0.75% first $10 million; 0.50% next $15 million; 0.25% next $175 million; 0.20% next $600 million; 0.15% over $800 million
Transamerica Dividend Focused Fund	$716.0 million	See Above
Russell Investment Management, LLC	$430.3 million	See Above
MD Financial Management	$428.9 million	See Above

Generally, our standard asset-based fee schedule shown above applies to clients of BHMS (including non-investment company clients) who receive comparable investment services. AXA and one other large client in the dividend focused value strategy have a more advantageous fee schedule structured to meet a larger asset base and their use of multiple BHMS investment strategies.

EQ ADVISORS TRUST

1290 AVENUE OF THE AMERICAS

NEW YORK, NY 10104

February 9, 2018

VIA EDGAR

Filing Desk

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549

Re:	EQ Advisors Trust – Definitive

Information Statement File No.: 811-07953

Dear Madam or Sir:

On behalf of EQ Advisors Trust (“Trust”), attached for filing via the EDGAR System pursuant to Section 14(c) under the Securities Exchange Act of 1934, as amended, and Regulation 14(c) thereunder, is a definitive Information Statement regarding the appointment of a new Sub-Adviser to the 1290 VT Equity Income Portfolio, a series of the Trust.

If you have any questions or comments regarding this filing, please do not hesitate to contact me at (212) 314-2707, or Mark Amorosi, Esq., of K&L Gates LLP, counsel to the Trust, at (202) 778-9351.

Sincerely,

/s/ Anthony Geron
Anthony Geron
Assistant Secretary

Attachment

cc:	Patricia Louie, Esq.

Mark C. Amorosi, Esq.